EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Unit Corporation, to be filed with the Securities and Exchange Commission on or about February 16, 2016, all of the references to our firm and information from our reserves audit report dated January 28, 2015, included in or made part of Unit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 24, 2015. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 16, 2016